                                                           Exhibit No. EX-99.m.1

                                 UMB SCOUT FUNDS

                                  SERVICE CLASS

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

     The following  Distribution and Shareholder Servicing Plan (the "Plan") has
been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended  (the "1940 Act"),  by UMB Scout Funds (the  "Trust") for use by the UMB
Scout Money Market Fund - Federal  Portfolio,  the UMB Scout Money Market Fund -
Prime Portfolio and the UMB Scout Tax-Free Money Market Fund (each a "Portfolio"
and collectively, the "Portfolios") and their Service Class shares. The Plan has been  approved  by the vote of a majority of the Board of Trustees of the Trust, including a majority of the  Trustees  who are not  "interested  persons" of the
Trust (as defined in the 1940 Act) and who have no direct or indirect  financial interest in the  operation  of the Plan (the  "Independent  Trustees"),  cast in person at a meeting called for the purpose of voting on such Plan.

     In  reviewing  the Plan,  the Board of  Trustees  determined  that the Plan should provide for the payments  described  herein and that adoption of the Plan would  be  prudent  and in  the  best  interests  of the  Portfolios  and  their respective  Service Class  shareholders.  Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary  duties,  there is a reasonable  likelihood that the Plan will benefit the Portfolios and their respective Service Class shareholders.

     The Provisions of the Plan are:

     1.  The  Trust   shall  pay  to  UMB   Distribution   Services,   LLC  (the
"Distributor")  or others a monthly fee of 0.50% per annum of the average  daily net assets of each Portfolio's  respective  Service Class shares.  Such payments are intended to compensate  the  Distributor  or others for, among other things:
(a) sweep  account  services;  (b)  expenses  incurred  by such  parties  in the promotion  and  distribution  of the Service  Class  shares,  including  but not limited to, the printing of  prospectuses  and reports used for sales  purposes, expenses  of  preparation  and  distribution  of sales  literature  and  related expenses,  advertisements,  and other distribution-related  expenses, as well as any distribution fees paid to securities  dealers or others;  and (c) furnishing personal services and maintaining shareholder accounts,  which services include, among other things, assisting in, establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Portfolios to customers,  receiving and  answering  correspondence,  and  aiding  in  maintaining  their  respective customers; all such services being provided in connection with the Service Class shares.

     Any  amounts  paid  under  this  paragraph  shall  be  paid  pursuant  to a distribution,  servicing or other  agreement  which form of  agreement  has been approved from time to time by the Board, including the Independent Trustees.

     2. The  payments  described  in  paragraph  1 shall be made  monthly by the
Trust.  In no event  shall the  payments  made  under  the Plan,  plus any other payments deemed to be made pursuant to the Plan,  exceed the amount permitted to be paid pursuant to the Conduct Rules of the National  Association of Securities
Dealers, Inc.

     3. The Distributor or the Portfolios'  adviser,  Scout Investment Advisors,
Inc. (the "Advisor") shall monitor and administer the  documentation of payments made under  paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust,  for their review,  on a quarterly  basis, a written report of the monies paid under the Plan,  as well as the  purpose(s)  for which such payments were made,  and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably  request in connection with the payments made under the Plan as to the Service  Class shares in order to enable the Board to make an informed  determination  of whether the Plan should be continued  for the class.

     4. The Plan  shall  continue  in effect  for a period of more than one year only so long as such  continuance  is  specifically  approved as required by the
1940 Act  (currently,  at  least  annually  by the  Trust's  Board of  Trustees, including a majority of the Independent  Trustees whose votes are cast in person at a meeting called for the purpose of voting on the Plan).

     5. The Plan, or any  agreements  entered into pursuant to the Plan,  may be terminated  at any time,  without  penalty,  on not more than  sixty  (60) days'
written  notice  by  (a)  the  vote  of a  majority  of the  outstanding  voting securities  of the Service  Class  shares,  or (b) the vote of a majority of the
Independent  Trustees  cast in person at a meeting  called  for the  purpose  of voting on the Plan.

     6. The Plan and any agreements entered into pursuant to the Plan may not be amended to increase  materially the amount to be spent by the Trust on behalf of the Service Class shares  pursuant to Paragraphs 1 or 2 hereof without  approval as required by the 1940 Act (currently,  by a majority of the outstanding voting securities of the class).

     7. All material  amendments  to the Plan,  or any  agreements  entered into pursuant to this Plan, shall be approved as required by the 1940 Act (currently, by a vote of the Independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment or agreements).

     8. So long as the Plan is in effect,  the Trust's  Board of  Trustees  must satisfy the fund  governance  standards as defined in Rule  0-1(a)(7)  under the
1940 Act.

     9. This Plan shall take effect on the 22nd day of February, 2007.